                                                                    EXHIBIT 12.1

                      FIRST INDUSTRIAL REALTY TRUST, INC.
                      COMPUTATION OF RATIO OF EARNINGS TO
                          FIXED CHARGES AND PREFERRED
                              STOCK DIVIDENDS (a)
                             (Dollars in thousands)

                                       FOR THE NINE MONTHS
                                              ENDED
                                          SEPTEMBER 30,                 FOR THE YEAR ENDED DECEMBER 31,
                                       --------------------  -----------------------------------------------------
                                         1996       1995       1995       1994       1993       1992       1991
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before disposition of
 interest rate protection agreement,
 gain on sales of properties,
 extraordinary items and minority
 interest............................  $  24,963  $  14,278  $  19,756  $   8,855  $  (3,399) $  (4,048) $  (3,588)
Plus interest expense and
 amortization of deferred financing
 costs and interest rate protection
 agreement ..........................     24,012     24,793     33,029     26,461     19,184     19,994     19,469
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings before disposition of
 interest rate protection agreement,
 gain on sales of properties,
 extraordinary items, minority
 interest and fixed charges..........     48,975     39,071     52,785     35,316     15,785     15,946     15,881
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Fixed charges and preferred stock
 dividends(b)........................     27,202     25,087     33,821     26,511     19,197     20,277     19,756
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of earnings to combined fixed
 charges and preferred stock
 dividends(c)........................      1.80x      1.56x      1.56x      1.33x         --(c)        --(c)        --(c)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------

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(a) The Company completed its initial public offering on June 30, 1994.
    Information prior to the initial public offering includes the operations and accounts of the Company's predecessors and information subsequent to the initial public offering includes the historical operations and accounts of the Company.

(b) There was no preferred stock outstanding prior to September 30, 1995.

(c) Earnings represent earnings before disposition of interest rate protection agreement, gain on sales of properties, extraordinary items, minority interest and fixed charges. Fixed charges consist of interest expenses, capitalized interest, and amortization of interest rate protection agreement and deferred financing costs. For the fiscal years ended December 31, 1993, 1992 and 1991, earnings were not sufficient to cover fixed charges. Additional earnings of $3.4 million, $4.3 million and $3.9 million, respectively, would have been required to achieve a ratio of 1.0 for such periods.